Exhibit 4.5(a)
CERTIFICATE OF FORMATION
OF
EAP OPERATING, LLC
     This Certificate of Formation of EAP Operating, LLC (the “Company”) is being executed and filed by the undersigned authorized person for the purpose of forming a limited liability company under the Delaware Limited Liability Company Act.
Article One
     The name of the Delaware limited liability company formed hereby is EAP Operating, LLC.
Article Two
     The address of the registered office of the Company in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the name and address of the Company’s registered agent for service of process at that address is The Corporation Trust Company.
Article Three
     This Certificate of Formation shall become effective at 11:59 p.m., Eastern Time, on December 31, 2007.
[Signature page follows.]

     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation on December 21, 2007.

/s/ Robert C. Reeves
Robert C. Reeves
Authorized Person